SEPARATION AGREEMENT AND GENERAL RELEASE

Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, IL 60611, (including affiliates and its successors, assigns, employees, officers, directors, representatives, shareholders and agents, collectively referred to as "Brookdale"), and Mark J. Schulte ("Employee") have entered into this Separation Agreement and General Release (this "Agreement") on this 7th day of February, 2008 (collectively referred to as the "Parties"). In consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Notice of Termination; Certain Position Resignations.  As required by Section 5 of his Employment Agreement with Brookdale and Brookdale Living Communities, Inc. made as of August 9, 2005 (the "Employment Agreement"), the Employee hereby gives notice to the Company that he will terminate his employment on March 3, 2008 (the "Termination Date").  As agreed between the Parties, the Employee hereby resigns his position as Co-Chief Executive Officer of Brookdale, effective immediately.  Employee also agrees that, effective immediately, he resigns all of his positions as an officer, director, manager, governor or employee of Brookdale or any parent, subsidiary or affiliate at any level, and he agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Brookdale to effectuate or memorialize the termination of such positions; provided, however, that such resignation shall not apply to Employee's service as a member of the Board of Directors of Brookdale or to Employee's service as a key employee of Brookdale pursuant to Section 2 hereof.

2.
Continued Service as Key Employee; Restricted Shares.  The Employee agrees to serve Brookdale as a key employee until the Termination Date, on which date his employment and the Employment Agreement shall terminate.  Brookdale agrees to cause the Administrator of the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as Amended and Restated June 12, 2007 (the "Plan") to accelerate the vesting of all of the Employee's outstanding restricted shares of Company stock under the Plan or any predecessor plan and cause the restrictions on all of the Employee’s restricted shares to lapse on the Termination Date, if (and only if) the Employee continues to serve Brookdale as a key employee until the Termination Date, terminates his employment on the Termination Date, and executes and delivers to Brookdale a Final Separation Agreement substantially in the form attached hereto as Exhibit A on the Termination Date.  The accelerated vesting shall apply to all restricted shares outstanding under his Award Agreement dated as of August 9, 2005 (the "2005 Agreement") and his Restricted Share Agreement dated as of March 7, 2007 (the "2007 Agreement").  The Employee agrees that he shall not transfer the newly vested shares, except to the extent required to pay taxes with respect to such vesting, before March 3, 2009.

3.
Last Day of Employment. Employee and Brookdale agree that Employee's employment with Brookdale will be terminated by Employee on March 3, 2008 (the "Termination Date"), and that Employee has given prior notice to Brookdale in accordance with his Employment Agreement.  Brookdale will reimburse Employee for all business expenses incurred on behalf of Brookdale through the Termination Date, in accordance with Brookdale's policies with respect to the reimbursement of expenses.

4.
Restrictive Covenants; Cooperation.  The Employee agrees that the restrictive covenants of Sections 15 and 16 of the 2005 Agreement and Sections 12 and 13 of the 2007 Agreement relating to non-competition, non-solicitation of employees, clients and others, non-disparagement and confidentiality are incorporated by reference herein and shall continue to apply for the longer of (i) the periods specified therein or (ii) the period ending nine months after the date he is no longer serving Brookdale either as an employee or as a member of Brookdale's Board of Directors.  On reasonable request, Employee will cooperate in all reasonable respects with Brookdale and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Brookdale or any of its affiliates, to the extent Brookdale reasonably deems Employee’s cooperation necessary (taking into account Employee’s other commitments).  Employee shall be reimbursed for all reasonable out-of-pocket expenses he incurs (including, without limitation, reasonable attorney fees).

5.
Special Benefits and Payments.  Effective as of the Termination Date, Employee will cease all Brookdale health benefit coverage as an employee and other employee benefit coverage. Brookdale is amending its health benefit coverage to include non-employee directors who are former executive officers of Brookdale.  Subject to this Agreement having been completely executed and the revocation period described in Section 20 hereof having passed without any revocation, Brookdale agrees to provide, at Brookdale's expense, continued group health plan coverage for Employee and Employee's eligible dependents (to the extent so elected), subject to co-payments and deductibles applicable to active employees of Brookdale.  The obligations of Brookdale set forth in the immediately preceding sentence shall become effective as of the Termination Date and shall continue to apply for the longer of (i) the period ending on the date that Employee ceases to serve as a non-employee member of Brookdale's Board of Directors or (ii) the period ending on March 3, 2009.   Employee acknowledges that the benefits and payments described in this Section are in addition to any amounts to which Employee is already entitled (without the execution of this Agreement) and that these payments and benefits provide adequate and satisfactory consideration for the assurances made by Employee in this Agreement, including, without limitation, the general release of claims given in Section 7 hereof.

6.
Final Separation Agreement.  If (and only if) Employee's employment is terminated in accordance with the first sentence of Section 1 hereof, Employee will be asked to execute a Final Separation Agreement substantially in the form attached hereto as Exhibit A on the Termination Date; however, the provisions of this Agreement are not contingent upon Employee's execution of the Final Separation Agreement.  If (and only if) Employee executes the Final Separation Agreement on the Termination Date and delivers it to Brookdale on the Termination Date in accordance with the second sentence of Section 2 hereof, the vesting of his outstanding restricted shares of Brookdale under the 2005 Agreement and the 2007 Agreement shall be accelerated, their restrictions shall lapse, and they shall be delivered to Employee on the Termination Date (the "Final Separation

Payment").  Their vesting and delivery shall not be delayed until the end of the revocation period described in the Final Separation Agreement.

7.
Employee General Release of Claims. Employee for Employee, Employee's estate, Employee's heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Brookdale and its affiliates, successors, assigns, employees, officers, directors, representative, shareholder agents and all persons acting by, through, under or in concert with any of the foregoing in both their official and personal capacities (the "Releasees") from any and all claims, whether or not known, accrued, vested or ripe (hereinafter, "Claims"), that Employee has or may have against the Releasees arising from or in any way related to Employee's employment with Brookdale or any affiliate thereof up to and including the date of Employee's execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any or all federal, state and local laws and anti-discrimination laws or the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o	The Equal Pay Act;

o
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Fair Labor Standards Act of 1938, as amended;

o	The Illinois Human Rights Act, as amended;

o	The Municipal Code of Chicago, as amended;

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Brookdale and/or under applicable law or Brookdale's charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans; or (v) any claim that cannot be waived or released by a private agreement (including the right to seek a determination of the validity of the waiver of Employee's rights under the federal Age Discrimination in Employment Act of 1967 ("ADEA")). Additionally, nothing in this Agreement shall be construed to prohibit Employee from filing any charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, Employee waives his right to recover monetary damages relating to any such charge, complaint, or lawsuit filed by Employee or anyone on Employee's behalf.

8.
Brookdale Release. Brookdale for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities, hereby voluntarily, knowingly and willfully forever releases and discharges Employee, Employee's agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested or ripe, that Brookdale has or may have against Employee arising from or in any way related to Employee's service with Brookdale or any of its affiliates up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Brookdale may have (i) under the terms of this Agreement, (ii) under the terms of that certain Secured Non-Recourse Promissory Note dated as of October 2, 2000 (as amended to date) evidencing a loan from Brookdale and/or one of its affiliates to Employee, which the parties acknowledge shall remain outstanding and unmodified by the terms of this Agreement, or (iii) as a result of any unlawful or fraudulent conduct by Employee.

9.
Affirmations. Employee and Brookdale each affirm that neither has filed, caused to be filed, or presently is a party to any claim, complaint, or action against the other in any forum or form.  Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Brookdale.

10.
COBRA.  Employee acknowledges that Brookdale has advised Employee that, if he serves Brookdale as a non-employee director after his employment termination, then, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), he will have a right to elect continued coverage under the Brookdale group health plan for a period of eighteen (18) months from the date his service as a non-employee director ceases.

11.
'34 Act Filing. Brookdale will disclose the existence and terms and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended. The Form 8-K to be filed to which this Agreement shall be attached as an exhibit and any press release issued in connection with Employee's departure from Brookdale shall first be furnished to Employee with an opportunity for Employee to comment, and Brookdale will attempt in good faith to provide Employee with an opportunity to review any changes or additions to any such disclosure in any other public filings or disclosure in advance.

12.
Litigation Matters.  With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with his employment by Brookdale, Brookdale will honor, and proceed in accordance with, its Bylaws and its Indemnification Agreement with Employee entered into in November 2005, which will survive and continue in effect in connection with Employee’s service as a member of Brookdale’s Board of Directors.

13.
Return of Personal Property. Brookdale promises to return to Employee all items of personal property located at Brookdale's business premises prior to the Termination Date.  Employee promises to return to Brookdale all items of Brookdale property in Employee's possession no later than the Termination Date.

14.
Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Employer:	Brookdale Senior Living Inc.
111 Westwood Place, Suite 200
Brentwood, TN 37027
Attention: General Counsel

With a copy to:

Skadden Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY, 10036-6522
Fax: (212) 735-2000
Attention: Joseph A. Coco, Esq.

To Employee:	Mark J. Schulte
At address currently on Brookdale's records

With a copy to:

GoodSmith Gregg & Unruh LLP
150 S. Wacker Drive, Suite 3150
Chicago, IL 60606
Attention: Marilee C. Unruh

15.
Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event Employee or Brookdale breaches any provision of this Agreement, Employee and Brookdale affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Chicago, Illinois. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

16.
Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at any time for any purpose as an admission by either Party of any liability, wrongdoing or unlawful conduct of any kind.

17.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

18.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties (including the Employment Agreement), except the Indemnification Agreement, and except as certain provisions of other prior agreements are specifically incorporated by reference herein. Each Party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other Party's decision to enter into this Agreement, except for those set forth in this Agreement.

19.
Payments and Withholding.  The Parties agree that, if Employee's death precedes the time of certain payments being made hereunder, such payments shall be made to Employee’s estate.  All payments hereunder shall be subject to Brookdale's normal practices in complying with applicable withholding requirements, unless Employee provides evidence satisfactory to Brookdale that all applicable requirements can be complied with in a different manner, for example, by Employee's direct payments to the taxing authorities.

20.
Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day that Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, TN  37027, as follows: "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Brookdale's General Counsel or mailed to his office at the above address and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired without any revocation taking place.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED HEREIN AND TO RECEIVE THE CONSIDERATION SET FORTH HEREIN, EMPLOYEE KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement on the date first written above:

BROOKDALE SENIOR LIVING INC.

By:	/s/ W.E. Sheriff
Name:	W.E. Sheriff
Title:	Co-Chief Executive Officer

EMPLOYEE

By:	/s/ Mark J. Schulte
Mark J. Schulte

Exhibit A
Final Separation Agreement

This will confirm the understanding of "Employee" and "Brookdale" (as defined in the Separation Agreement and General Release entered into between them on February 7, 2008 (the "Separation Agreement") and their final agreement (this “Final Separation Agreement”) with respect to the termination of Employee's employment with Brookdale:

1.
A form of this Final Separation Agreement was attached to the Separation Agreement.  The Separation Agreement (including, but not limited to the release of all Claims, as set forth and defined in Section 7 of the Separation Agreement and the restrictive covenants described in Section 4 of the Separation Agreement) is hereby incorporated and made a part of this Final Separation Agreement.  Employee affirms that Employee has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and benefits to which Employee may be entitled (other than payments to be provided on or after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement) and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and benefits are due to Employee (other than payments or benefits to be provided on or after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement).  Employee agrees that, with Employee's execution of this Final Separation Agreement (and upon the provisions of this Final Separation Agreement becoming effective and enforceable after the revocation period described in Section 3 hereof has passed), the release of Claims in Section 7 of the Separation Agreement shall (subject to any exceptions therein) cover any and all Claims associated with Employee's entire employment with Brookdale and Employee's actual separation from such employment, including, but not limited to, any Claims arising from the date on which Employee initially signed the Separation Agreement through Employee's last day of employment with Brookdale.  Brookdale for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities, hereby voluntarily, knowingly and willfully forever releases and discharges Employee, Employee's agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested or ripe, that Brookdale has or may have against Employee arising from or in any way related to Employee's service with Brookdale or any of its affiliates up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Final Separation Agreement shall release or waive any rights or claims Brookdale may have (i) under the terms of this Final Separation Agreement, (ii) under the terms of that certain Secured Non-Recourse Promissory Note dated as of October 2, 2000 (as amended to date) evidencing a loan from Brookdale and/or one of its affiliates to Employee, which the parties acknowledge

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shall remain outstanding and unmodified by the terms of this Final Separation Agreement,  or (iii) as a result of any unlawful or fraudulent conduct by Employee.

2.
Subject to this Final Separation Agreement having been completely executed and delivered to Brookdale, Employee's outstanding restricted shares subject to the 2005 Agreement and the 2007 Agreement shall become fully vested on the Termination Date and shall be delivered to Employee on the Termination  Date (the "Final Separation Payment").  Employee agrees that the Final Separation Payment is consideration in addition to any amounts to which Employee is already entitled and that this consideration is adequate and satisfactory in exchange for the assurances Employee makes in this Final Separation Agreement.

3.
Employee acknowledges Employee has been given more than twenty-one (21) days to consider entering into this Final Separation Agreement and that Employee has seven (7) days after Employee's execution of this Final Separation Agreement to revoke such execution.  Any revocation within this period must be submitted, in writing, to Brookdale Senior Living Inc., 111 Westwood Place, Suite 200, Brentwood, TN  37027, as follows:  "I hereby revoke my acceptance of our Final Separation Agreement." The revocation must be personally delivered to Brookdale's General Counsel or mailed to his office at the above address and postmarked within seven (7) calendar days of execution of this Final Separation Agreement. This Final Separation Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. No provision of this Final Separation Agreement, except the vesting and delivery of Employee's restricted shares pursuant to Section 2 hereof, shall become effective or enforceable, until Employee's right of revocation has been fully extinguished.

4.	Employee acknowledges Employee's last day of employment with Brookdale coincided with or preceded Employee's signing of this Final Separation Agreement.

5.	In the event of Employee's death prior to the execution of this Final Separation Agreement, it may be executed by a representative of Employee's estate.

Employee	Brookdale Senior Living Inc.

By:
Mark J. Schulte

Date:	Date:

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